UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 27, 2014

MOKITA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-167275	46-0525378
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7695 SW 104th Street, Suite 210, Miami, Florida		33156
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (305) 663-7140

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective February 27, 2014, Irma N. Colon-Alonso resigned as president, chief executive officer, chief financial officer, treasurer and director of our company.  The resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently on February 27, 2014, we appointed Ronald Lusk as president, chief executive officer and director of our company. In consideration of Mr. Lusk acting as an officer our company, we agreed to issue 5,000,000 shares of our common stock to Mr. Lusk. The shares were issued pursuant to an exemption from registration requirements under Rule 506 of Regulation D of the Securities Act of 1933.

There are no arrangements or understandings between Mr. Lusk and any other persons pursuant to which Mr. Lusk was appointed as an officer and a director. Mr. Lusk does not have a direct or indirect material interest in any currently proposed transaction in which our company is to be a participant and the amount involved exceeds $120,000, nor has Mr. Lusk had a direct or indirect material interest in any such transactions since the beginning of 2013.

Ronald Lusk – President, Chief Executive Officer and Director

Since 1997, Mr. Lusk, age 57, has worked as a self-employed consultant providing services in the commercial real estate development industry. From 1982 to 1986, Mr. Lusk worked as a vice president of regional sales managing over 60 sales representatives at Xerox Corporation Ltd., a technology and business solutions company.

Mr. Lusk currently sits on the board of directors of the following companies: Resort Partner International, Elysium worldwide and HL Development LLC.

Mr. Lusk graduated from the University of Redland in 1981 with a degree in BS Political Science. In 2009, Mr. Lusk was awarded the Commercial Development Award in Bend, Oregon. Mr. Lusk’s diverse qualifications include strategic planning, project development, finance and sales. His extensive career provides us with his operational knowledge and experience.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOKITA, INC.

/s/ Ronald Lusk
Ronald Lusk
President and Director
Date: March 6, 2014

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